April 26, 2013

Baird Funds, Inc.
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion for the Baird Horizon Growth Fund (n/k/a Baird LargeCap Fund), Baird Intermediate Bond Fund, Baird Core Bond Fund (n/k/a Baird Core Plus Bond Fund), Baird Aggregate Bond Fund, Baird Short-Term Bond Fund and Baird Intermediate Municipal Bond Fund dated September 14, 2000, our opinion for the Baird MidCap Fund dated December 28, 2000, our opinion for the Baird SmallCap Value Fund dated April 27, 2012, and our opinion for the Investor Class Shares of the Baird Short-Term Bond Fund dated September 19, 2012.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, Wisconsin and Washington, D.C.
Godfrey & Kahn, SC. is a Member of Terralex® A Worldwide Network of Independent Law Firms.